EXHIBIT 99.1

Media Contact: Stevi Wara
Diamond Resorts International®
Tel: 702.823.7069
media@diamondresorts.com

Investor Contact:     Joshua Hochberg
Sloane and Company
Tel: 212.486.9500
jhochberg@sloanepr.com

Diamond Resorts International, Inc. Reports Record Fourth Quarter and Full Year 2014 Financial Results

Full Year 2014 Revenue up 15.7%
Increased Cash for Full Year 2014 by $206.5 Million

David F. Palmer, President and Chief Executive Officer, stated, “2014 was an outstanding year for our business, as our record fourth quarter capped off six consecutive record quarters since our IPO. These results illustrate the quality of our integrated hospitality platform and the impact of the innovations we have adopted throughout our business. As we look ahead to 2015, we are well positioned to post strong revenue, earnings and free cash flow growth as we continue to execute against our business plan and drive innovative and memorable hospitality experiences for our customers. We will also continue to deploy our free cash flow to fuel the growth of our business while maintaining our focus on improving shareholder returns. We are confident that we can deliver additional shareholder value in 2015 and beyond.”

Fourth Quarter 2014 Highlights

•	Total revenue increased $21.5 million, or 10.2%, to $232.4 million.

•	Hospitality and Management Services revenue increased $2.8 million, or 6.1%, to $47.9 million.

•	Vacation Interest Sales, net increased $14.1 million, or 10.2%, to $152.9 million.

•	Pre-tax income, excluding non-cash stock based compensation in both 2013 and 2014 and a litigation settlement in 2013, increased $12.5 million, or 40.7%, to $43.3 million.

•
Cash and cash equivalents increased $60.6 million; $41.6 million was generated from operating activities; $3.5 million was spent in investing activities; and $23.3 million was generated from financing activities.

•	Adjusted EBITDA increased $23.9 million, or 43.1%, to $79.4 million.

Full Year 2014 Highlights

•	Total revenue increased $114.8 million, or 15.7%, to $844.6 million.

•	Hospitality and Management Services revenue increased $23.9 million, or 13.6%, to $199.3 million.

•	Vacation Interest Sales, net increased $67.4 million, or 14.5%, to $532.0 million.

•
Pre-tax income, excluding non-cash stock based compensation charges from early extinguishment of debt in both 2013 and 2014 and the litigation settlement and gain on bargain purchase in 2013, increased $105.7 million to $172.7 million.

•
Cash and cash equivalents increased $206.5 million; $118.1 million was generated from operating activities; $17.1 million was spent in investing activities; and $106.8 million was generated from financing activities.

•	Adjusted EBITDA increased $99.3 million, or 45.1%, to $319.5 million.

•
On May 9, 2014, the Company entered into the Senior Credit Facility Agreement which includes a $445.0 million term loan with a $25.0 million revolving line of credit. Using the proceeds, the Company redeemed the entire outstanding principal amount under the 12.0% Senior Secured Notes due 2018 and repaid all outstanding indebtedness under borrowings incurred in connection with various acquisitions.

•	Authorized $100.0 million share repurchase program of which 0.6 million shares were acquired during 2014 for $16.1 million.

Outlook

For the full year ending December 31, 2015, the Company is providing the following guidance for its expected operating results.

	Year Ending December 31, 2015
	($ in thousands)
	(Unaudited)
Guidance	Low	High
Pre-tax income	$159,000	$191,000
Corporate interest expense	$28,000	$26,000
Vacation interest cost of sales(a)	$73,000	$63,000
Depreciation and amortization	$38,000	$36,000
Other non-cash items(b)	$47,000	$44,000

For the year ending December 31, 2015, the Company anticipates capital expenditures(c) to be between $25.0 million and $30.0 million. In addition, the Company anticipates its ordinary course cash expenditures for the acquisition of inventory to be between $50.0 million and $55.0 million, and its cash tax payments to be between $17.0 million and $23.0 million.

Consistent with our capital allocation philosophy, we also anticipate investing approximately $27.0 million of our free cash flow in projects expected to generate superior returns, including the build-out of inventory at our Cabo Azul resort and other strategic investments, continuing our share repurchase program (of which approximately $75.0 million remains available after giving effect to repurchases to date in 2015), and pursuing other opportunities to provide superior returns to our shareholders.

(a)
In accordance with ASC 978, the Company records Vacation Interest Cost of Sales using the relative sales value method (See Note 2 - Summary of Significant Accounting Policies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013). This method requires the Company to make a number of projections and estimates, which are subject to significant uncertainty and retroactive adjustment in the future periods. These "true-up" adjustments may result, and for the Company have resulted in prior periods, in major swings (both positive and negative) in the Company's pre-tax income computed in accordance with US GAAP that do not have a direct correlation to the operating performance for the periods in which the "true-ups" are made. It is difficult to predict with any degree of precision what the projections and estimates used in connection with the relative sales value method will be and what impact those projections and estimates will have on the amount recorded in future periods as Vacation Interest Cost of Sales. As a result, guidance for Vacation Interest Cost of Sales (and as a result, pre-tax income) covers a wide range of outcomes.

(b)	Other non-cash items include: stock based compensation, amortization of loan origination costs, and amortization of net portfolio discounts and premiums.

(c)
Principally for IT infrastructure and sales center expansion/refurbishment. This does not include expenditures for the acquisition of inventory, or resort-level capital improvements which are paid by the homeowners associations.

Fourth Quarter 2014 Earnings Summary

Hospitality and Management Services

Total management and member services revenue in our Hospitality and Management Services segment increased $2.0 million, or 5.8%, to $37.0 million for the fourth quarter of 2014 from $34.9 million for the fourth quarter of 2013. Management fees increased as a result of increases in operating costs at the resort level, which generated higher management fee revenue on a same-store basis under our cost-plus management agreements. The Company also experienced higher revenue as a result of increased club membership dues during the period in 2014 compared to the period in 2013.

Management and member services expense, which is recorded in our Hospitality and Management Services segment, decreased $0.2 million, or 1.5%, to $9.8 million for the quarter ended December 31, 2014 from $10.0 million for the quarter ended December 31, 2013. For the quarters ended December 31, 2014 and 2013, management and member services expense included $0.3 million and $0.1 million, respectively, of non-cash stock-based compensation charges related to stock options issued in connection with, and since, the consummation of the IPO. Excluding these non-cash stock-based compensation charges, management and member services expense as a percentage of management and member services revenue decreased to 25.7% for the quarter ended December 31, 2014, compared to 28.1% for the quarter ended December 31, 2013. The decrease was primarily attributable to increased recovery of our expenses incurred on behalf of the HOAs and the Diamond Collections we manage. Including these non-cash stock-based compensation charges discussed above, management and member services expense as a percentage of management and member services revenue decreased to 26.5% for the quarter ended December 31, 2014 from 28.5% for the quarter ended December 31, 2013.

Vacation Interest Sales and Financing

Vacation Interest sales, net, increased $14.1 million, or 10.2%, to $152.9 million for the fourth quarter of 2014 from $138.8 million for the fourth quarter of 2013. The increase in Vacation Interest sales, net, was attributable to a $16.3 million increase in Vacation Interest sales revenue, partially offset by a $2.1 million increase in the provision for uncollectible Vacation Interest sales revenue. The $16.3 million increase in Vacation Interest sales revenue during the period in 2014 compared to the period in 2013 was generated due to an increase in the number of tours and an increase in our VPG. The total number of tours increased to 54,969 during the period in 2014 from 50,104 during the period in 2013, primarily due to the expansion of our lead-generation and marketing programs. VPG increased by $302, or 10.4%, to $3,199 for the fourth quarter of 2014 from $2,897 in the fourth quarter of 2013, as a result of a higher average sales price per transaction partially offset by a slight reduction in closing percentage. The Company closed a total of 8,492 Vacation Interest sales transactions during the period in 2014, compared to 7,926 transactions during the period in 2013. The Company's closing percentage (which represents the percentage of Vacation Interest sales transactions closed relative to the total number of sales presentations at our sales centers during the period presented) decreased to 15.4% during the period in 2014 from 15.8% during the period in 2013. Vacation Interest sales price per transaction increased to $20,705 during the period in 2014 from $18,313 during the period in 2013. The increase in average sales price per transaction and, the increase in VPG and the lower closing percentage are due principally to a change in our focus on selling larger point packages and the success of the sales and marketing initiatives implemented in association with this strategy.

Provision for uncollectible Vacation Interest sales revenue increased $2.1 million, or 14.3%, to $17.1 million during the period in 2014 from $14.9 million during the period in 2013, primarily due to the increase in Vacation Interest sales revenue and an increase in the percentage of financed Vacation Interest sales during the period in 2014 as compared to the period in 2013. The allowance for mortgages and contracts receivable as a percentage of gross mortgages and contracts receivable was 21.5% as of December 31, 2014, as compared to 21.3% as of December 31, 2013.

Advertising, sales and marketing expense for the fourth quarter of 2014 and 2013 included non-cash charges of $0.4 million and $0.2 million, respectively, related to stock-based compensation. Excluding these charges, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue decreased 1.3 percentage points to 48.5% in the fourth quarter of 2014, from 49.8% in the fourth quarter of 2013. The decrease of such costs as a percentage of Vacation Interest sales revenue was primarily due to improved absorption of fixed costs through increased sales efficiencies. Including the non-cash charges, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue was 48.8% for the fourth quarter of 2014, as compared to 49.9% for the fourth quarter of 2013.

Vacation Interest cost of sales, increased $7.4 million, or 65.9%, to $18.7 million for the quarter ended December 31, 2014 from $11.2 million for the quarter ended December 31, 2013. This increase consisted of a $1.4 million increase related to an increase in Vacation

Interest sales revenue and a $6.0 million increase resulting from changes in the estimates under the relative sales value method. These changes related to the timing of the eligibility of inventory for recovery in accordance with our inventory recovery agreements, partially offset by a larger pool of low-cost inventory becoming eligible for capitalization for the three months ended December 31, 2014 as compared to the three months ended December 31, 2013. Vacation Interest cost of sales as a percentage of Vacation Interest sales, net increased to 12.2% for the quarter ended December 31, 2014 from 8.1% for the quarter ended December 31, 2013.

General and Administrative Expense

General and administrative expense for the fourth quarter of 2014 and 2013 included non-cash charges related to stock based compensation of $3.2 million and $1.7 million, respectively. In addition, during the quarter ended December 31, 2013, there was a $10.5 million charge ($5.5 million of which was non-cash) related to the final settlement of the certain litigation. Excluding these charges, general and administrative expense would have decreased $2.5 million, or 9.0%, to $25.6 million during the period in 2014 from $28.2 million during the period in 2013. This decrease was primarily due to an increase in the recovery of expenses from the HOAs and the Diamond Collections we manage, partially offset by additional general and administrative expense incurred as a result of supporting operations assumed in connection with the Island One Acquisition and the PMR Service Companies Acquisition. Including the non-cash charges discussed above, general and administrative expense as a percentage of total revenue decreased 6.7 percentage points to 12.4% in the fourth quarter of 2014, from 19.1% in the fourth quarter of 2013. Giving effect to these charges, general and administrative expense as reported was $28.8 million during the period in 2014 compared to $40.3 million during the period in 2013.

Pre-tax Income/Loss and Net Income / Loss

Pre-tax income for the fourth quarter of 2014 included a non-cash charge related to stock-based compensation of $4.0 million. Pre-tax income for the fourth quarter of 2013 included a non-cash charge related to stock-based compensation of $2.0 million, a non-cash charge of $2.2 million related to the early extinguishment of debt, a charge of $10.5 million ($5.5 million of which was non-cash) related to the final settlement of certain litigation ($5.5 million was non-cash) and a gain on bargain purchase of $0.2 million. Excluding the amounts discussed above, pre-tax income in 2014 would have been $43.3 million, an increase of $12.5 million from pre-tax income of $30.7 million in the fourth quarter of 2013. Including these items, pre-tax income for the fourth quarter of 2014 was $39.2 million compared to a pre-tax income in the fourth quarter of 2013 of $16.1 million.

Net income for the fourth quarter in 2014 and 2013 were inclusive of the non-cash charges and the gain on bargain purchases discussed above. Net income increased $18.3 million to $21.9 million during the period for 2014 from a net income of $3.6 million during the period in 2013.

Full Year 2014 Earnings Summary

Hospitality and Management Services

Total management and member services revenue in our Hospitality and Management Services segment increased $21.0 million, or 16.0%, to $152.2 million for the year ended December 31, 2014 from $131.2 million for the year ended December 31, 2013. Management fees increased as a result of increases in operating costs at the resort level, which generated higher management fee revenue on a same-store basis under our cost-plus management agreements. The Company also experienced higher revenue from the clubs due to additional members acquired as a result of the Island One Acquisition, as well as higher membership dues during 2014 compared to 2013.

Management and member services expense decreased $4.7 million, or 12.5%, to $33.2 million for the year ended December 31, 2014 from $37.9 million for the year ended December 31, 2013. The decrease was primarily attributable to an increase in the allocation of our expenses to the HOAs and the Diamond Collections we manage and, the elimination of the costs incurred under the fee-for-service agreements with Island One, Inc. that terminated in conjunction with the Island One Acquisition on July 24, 2014. In addition, we incurred reported lower exchange company costs associated with the clubs as a result of the renegotiated contract with an exchange service provider that was entered into in April 2014. Management and member services expense as a percentage of management and member services revenue decreased to 21.8% during the period in 2014 from 28.9% during the period in 2013.

Vacation Interest Sales and Financing

Vacation Interest sales, net, increased $67.4 million, or 14.5%, to $532.0 million for the year ended December 31, 2014 from $464.6 million for the year ended December 31, 2013. The increase in Vacation Interest sales, net, was attributable to a $79.9 million increase in Vacation Interest sales revenue, partially offset by a $12.5 million increase in the provision for uncollectible Vacation Interest sales revenue. The $79.9 million increase in Vacation Interest sales revenue in 2014 compared to 2013 was generated by an increase in the number of tours and an increase in our VPG. The total number of tours increased to 220,708 in 2014 from 207,075 in

2013, primarily due to the expansion of our lead-generation and marketing programs. VPG increased by $306, or 12.6%, to $2,732 for the year ended December 31, 2014 from $2,426 for the year ended December 31, 2013, as a result of a higher average sales price per transaction. The Company closed a total of 31,759 Vacation Interest sales transactions during 2014, compared to 29,955 transactions during 2013. The Company's closing percentage remained relatively flat at 14.4% for 2014 compared to 2013. Vacation Interest sales price per transaction increased to $18,988 in 2014 from $16,771 in 2013. The increase in average sales price per transaction, while maintaining a consistent closing percentage and the resulting increase in VPG are due principally to a change in our focus on selling larger point packages and the success of the sales and marketing initiatives implemented in association with this strategy.

Provision for uncollectible Vacation Interest sales revenue increased $12.5 million, or 28.1%, to $57.2 million for 2014 from $44.7 million for 2013, primarily due to the increase in Vacation Interest sales revenue and an increase in the percentage of financed Vacation Interest sales during 2014 as compared to 2013. The allowance for mortgages and contracts receivable as a percentage of gross mortgages and contracts receivable was 21.5% as of December 31, 2014, as compared to 21.3% as of December 31, 2013.

Advertising, sales and marketing expense for the year ended December 31, 2014 and 2013 included non-cash charges of $2.2 million and $2.1 million, respectively, related to stock-based compensation. Excluding these charges, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue decreased 0.3 percentage points to 50.0% for the year ended December 31, 2014, from 50.3% for the year ended December 31, 2013. Including the non-cash charges, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue was 50.4% for the year ended December 31, 2014, as compared to 50.7% for the year ended December 31, 2013.

Vacation Interest cost of sales, increased $6.8 million, or 12.0%, to $63.5 million for the year ended December 31, 2014 from $56.7 million for the year ended December 31, 2013. This increase consisted of an $8.6 million increase related to an increase in Vacation Interest sales revenue, partially offset by a $1.8 million decrease resulting from changes in estimates under the relative sales value method. These changes are related to a higher average selling price per point, partially offset by a smaller pool of low-cost inventory becoming eligible for capitalization in accordance with our inventory recovery agreements during the year ended December 31, 2014 as compared to the year ended December 31, 2013. Vacation Interest cost of sales as a percentage of Vacation Interest sales, net decreased to 11.9% for the year ended December 31, 2014 from 12.2% for the year ended December 31, 2013.

General and Administrative Expense

General and administrative expense for the year ended December 31, 2014 and 2013 included non-cash charges related to stock based compensation of $11.7 million and $37.0 million, respectively. In addition, during the year ended December 31, 2013, there was a $10.5 million charge ($5.5 million of which was non-cash) related to the final settlement of certain litigation. Excluding these charges, general and administrative expense would have decreased $7.1 million, or 7.2%, to $91.3 million during the period in 2014 from $98.4 million during the period in 2013, primarily due to an increase in the recovery of expenses from to the HOAs and the Diamond Collections we manage. Including the non-cash charges discussed above, general and administrative expense as a percentage of total revenue decreased 7.8 percentage points to 12.2% in the year ended December 31, 2014, from 20.0% in the year ended December 31, 2013. Giving effect to these charges, general and administrative expense as reported was $103.0 million during 2014 compared to $145.9 million in 2013.

Pre-tax Income/Loss and Net Income

Pre-tax income for the year ended December 31, 2014 included a non-cash charge related to stock-based compensation of $16.2 million and a charge of $46.8 million related to the early extinguishment of debt ($30.2 million was financed under the new term loan and $16.6 million was non-cash). Pre-tax income for the year ended December 31, 2013 included a non-cash charge related to stock-based compensation of $40.5 million, a charge of $15.6 million related to the early extinguishment of debt ($7.5 million was non-cash); a charge of $10.5 million related to the final settlement of certain litigation ($5.5 million was non-cash) and a gain on bargain purchase of $2.9 million. Excluding the amounts discussed above, pre-tax income in 2014 would have been $172.7 million, an increase of $105.7 million from pre-tax income of $67.0 million in the year ended December 31, 2013. Including these items, pre-tax income for the year ended December 31, 2014 was $109.7 million compared to a pre-tax income in the year ended December 31, 2013 of $3.3 million.

Net income for the year ended December 31, 2014 and 2013 were inclusive of the non-cash charges and the gain on bargain purchases discussed above. Net income increased $62.0 million to $59.5 million during the period for 2014 from a net loss of $2.5 million during the period in 2013.

Capital Resources and Liquidity

As of December 31, 2014, the Company had cash and cash equivalents of $242.5 million and corporate indebtedness of $445.3 million. During the year ended December 31, 2014 the Company generated $206.5 million in cash and cash equivalents.

Net cash provided by operating activities for the year ended December 31, 2014 was $118.1 million and was primarily the result of net income of $59.5 million and non-cash revenues and expenses totaling $191.3 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $132.7 million. The significant non-cash revenues and expenses included (i) $57.2 million in the provision for uncollectible Vacation Interest sales revenue; (ii) $46.8 million of loss on extinguishment of debt (which includes $30.2 million of redemption premium which was financed with proceeds from the Senior Financing facility and $16.6 million of non-cash write-off of unamortized debt issuance costs and debt discount); (iii) $32.5 million in depreciation and amortization; (iv) $24.4 million in deferred income taxes; (v) $16.2 million in stock-based compensation costs; (vi) $8.9 million in amortization of capitalized loan origination costs and portfolio discounts (net of premiums); and (vii) $5.3 million in amortization of capitalized financing costs and original issue discounts. Net cash provided by operating activities for the year ended December 31, 2013 was $2.7 million and was the result of net loss of $2.5 million and non-cash revenues and expenses totaling $149.5 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $144.3 million. Capital expenditures for the year ended December 31, 2014, primarily associated with information technology-related projects and equipment, were $18.0 million, an increase of $2.8 million from $15.2 million for the year ended December 31, 2013.

During the years ended December 31, 2014 and 2013, we used cash of $44.4 million and $32.8 million, respectively, for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal, title and trust fees and for the construction of VOI inventory. Of these total cash amounts, $1.3 million and $8.9 million during the years ended December 31, 2014 and 2013, respectively, were used for the construction of VOI inventory, primarily related to construction of units at our managed properties in Mexico and Italy.

In addition, we had increases in unsold Vacation Interests, net, that did not have an impact on our working capital during the respective periods. Specifically, we capitalized $21.7 million and $22.0 million during the years ended December 31, 2014 and 2013, respectively, related to inventory recovery agreements in the U.S., offset by an equal increase in due to related parties, net; cash will be used in future periods to settle these amounts. In addition, the Company transferred $3.3 million and $4.8 million during the years ended December 31, 2014 and 2013, respectively, from due from related parties, net, to unsold Vacation Interests, net, as a result of our recovery of VOI inventory pursuant to inventory recovery arrangements in Europe; cash was used in prior periods when these amounts were recorded to due from related parties, net. Furthermore, we transferred $4.3 million and $ 4.2 million from mortgages and contracts receivable, net, to unsold Vacation Interests, net, during the years ended December 31, 2014 and 2013, respectively, as a result of our recovery of underlying VOI inventory due to loan defaults.

During the year ended December 31, 2014, the Company entered into the Senior Credit Facility Agreement which includes a $445.0 million term loan with a $25.0 million revolving line of credit. Using the proceeds, the Company redeemed the entire outstanding principal amount under the 12.0% Senior Secured Notes due 2018 and repaid all outstanding indebtedness under borrowings incurred in connection with various acquisitions.

During the year ended December 31, 2014, we announced a plan to repurchase up to $100.0 million of our common stock. During the fourth quarter, we used cash of $16.1 million to repurchase 0.6 million shares of our common stock. As of today, we have approximately $75.0 million available for purchases under the authorized program.

Fourth Quarter 2014 Earnings Call

The company will be conducting a conference call to discuss the fourth quarter financial results at 5:00 p.m. Eastern Time on February 18, 2015, available via webcast on the Company's website at http://investors.diamondresorts.com. A webcast replay will become available within 2 hours of the call and will run for approximately one year on the Company’s website. Alternatively, participants may call into (888) 753-4238 from the United States, or (706) 643-3355 from outside the U.S. with conference ID 77722502; please dial in fifteen minutes early to ensure a timely start. A call replay will be available from 8:00 p.m. Eastern Time on February 18, 2015 through February 25, 2015 and can be accessed by dialing (800) 585-8367 with conference ID 77722502.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including the guidance for expected operating results presented under “Outlook” above, statements regarding the Company’s current expectations regarding future repurchases of its common stock, and other statements regarding the Company’s current expectations, prospects and opportunities. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company's ability to maintain an optimal inventory of vacation ownership interests for sale overall, as well as in specific Collections; the market price of the Company's stock prevailing from time to time; alternative uses of cash and the nature of other investment opportunities presented to the Company from time to time; the Company’s compliance with the financial and other covenants contained in the credit agreement with respect to the Company’s senior secured credit facility; the Company's ability to sell, securitize or borrow against its consumer loans; decreased demand from prospective purchasers of Vacation Interests; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; the Company's ability to successfully implement its growth strategy; and the Company's ability to compete effectively. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

About Diamond Resorts International®

We are a global leader in the hospitality and vacation ownership industry, with a worldwide network of 333 vacation destinations located in 34 countries throughout the continental United States ("U.S."), Hawaii, Canada, Mexico, the Caribbean, Central America, South America, Europe, Asia, Australia, New Zealand and Africa. Our resort network includes 93 resort properties with approximately 11,000 units that we manage and 236 affiliated resorts and hotels and four cruise itineraries, which we do not manage and do not carry our brand, but are a part of our network and, through the Clubs (defined below), are available for our members to use as vacation destinations. We offer Vacations for Life®--a simple way to acquire a lifetime of vacations at top destinations worldwide.

Basis of Presentation

On July 24, 2013, Diamond closed the initial public offering (“IPO”) of its common stock. Prior to the consummation of the initial public offering, Diamond was a newly-formed Delaware corporation that had not conducted any activities other than those incident to its formation and other actions in connection with the IPO.  Diamond was formed for the purpose of changing the organizational structure of Diamond Resorts Parent, LLC (“DRP”) from a limited liability company to a corporation. Immediately prior to the consummation of the IPO, DRP was the sole stockholder of Diamond.  In connection with, and immediately prior to the completion of the IPO, various reorganization transactions were effected ultimately with DRP merging with and into Diamond. See

“Organizational Structure-Reorganization Transactions” in the Registration Statement on Form S-1 filed by Diamond with the Securities and Exchange Commission for additional information concerning these reorganization transactions.  References in this press release to “Diamond,” “the Company,” ”DRII,” “we,” “us” and “our,” refer to Diamond Resorts International, Inc. and its subsidiaries, after giving effect to those reorganization transactions, and our consolidated financial statements and other historical financial data included in this press release for periods prior to July 24, 2013 are those of DRP and its subsidiaries after giving effect to the reorganization transactions.

Reconciliation of U.S. GAAP to Non-U.S. GAAP Measures

We believe supplementing our consolidated financial statements presented in accordance with U.S. GAAP with non-U.S. GAAP measures provides investors with useful information regarding our liquidity and short-term and long-term trends.

We define Adjusted EBITDA as our net income, plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interest cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; (ix) amortization of net portfolio premiums; and (x) stock-based compensation; less (a) gain on the disposal of assets; (b) gain on bargain purchase from business combination; and (c) amortization of net portfolio discounts. Adjusted EBITDA is a non-U.S. GAAP financial measure and should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP. Additional information regarding our calculation of Adjusted EBITDA is provided below.

We present Adjusted EBITDA primarily because the Senior Credit Facility Agreement includes covenants which are determined by reference to the Adjusted EBITDA of the Company and its “restricted subsidiaries,” and other of our debt-related agreements include covenants that are determined by reference to measures calculated in a manner similar to the calculation of Adjusted EBITDA. As a result, we believe that supplementing our consolidated financial statements presented in accordance with U.S. GAAP with this non-U.S. GAAP measure provides investors with useful information with respect to our liquidity. As of December 31, 2014, all of our subsidiaries were designated as restricted subsidiaries, as defined in the Senior Credit Facility Agreement.
In addition to its application under the Senior Credit Facility Agreement, our management uses Adjusted EBITDA: (i) for planning purposes, including the preparation of our annual operating budget; (ii) to allocate resources to enhance the financial performance of our business; (iii) to evaluate the effectiveness of our business strategies and (iv) as a factor for determining compensation for certain personnel.

We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, including:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced, and Adjusted EBITDA does not reflect any cash requirements for these replacements;

•
we make expenditures to replenish Vacation Interests inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), and Adjusted EBITDA does not reflect our cash requirements for these expenditures or certain costs of carrying such inventory (which are capitalized); and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following tables present Adjusted EBITDA reconciled to each of (i) our net cash provided by operating activities and (ii) our net income (loss) for the periods presented.

	($ in thousands)
	(Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net cash provided by operating activities	$41,554	$444	$118,058	$2,743
Provision for income taxes	17,374	12,554	50,234	5,777
Provision for uncollectible Vacation Interest sales revenue(a)	(17,079)	(14,939)	(57,202)	(44,670)
Amortization of capitalized financing costs and original issue discounts(a)	(1,258)	(1,472)	(5,337)	(7,079)
Non-cash expense related to Alter Ego Suit(a)	—	(4,851)	—	(5,508)
Deferred income taxes(b)	6,037	(11,304)	(24,424)	(3,264)
Loss on foreign currency(c)	(264)	(30)	(362)	(245)
Gain on mortgage purchase(a)	102	40	621	111
Unrealized gain on derivative instruments(d)	181	—	—	—
Unrealized loss on post-retirement benefit plan(e)	(43)	(113)	(171)	(887)
Corporate interest expense(f)	7,369	14,105	41,871	72,215
Change in operating assets and liabilities excluding acquisitions(g)	6,790	49,823	132,705	144,277
Vacation Interest cost of sales(h)	18,659	11,244	63,499	56,695
Adjusted EBITDA - Consolidated	$79,422	$55,501	$319,492	$220,165

(a)	Represents non-cash charge or gain.

(b)
For the quarter and the year ended December 31, 2014, represents the deferred income tax liability arising from differences between the treatment for financial reporting purposes as compared to income tax return purposes. For the quarter and the year ended December 31, 2013, represents the deferred income tax liability arising from the difference between the treatment for financial reporting purposes as compared to income tax return purposes, primarily related to the Island One Acquisition and the PMR Service Companies Acquisition in 2013.

(c)
Represents net realized losses on foreign exchange transactions settled at unfavorable exchange rates and unrealized net losses resulting from the devaluation of foreign currency-denominated assets and liabilities.

(d)	Represents the effects of the changes in mark-to-market valuations of derivative liabilities.

(e)	Represents unrealized loss on our post-retirement benefit plan related to a collective labor agreement entered into with the employees of our two resorts in St. Maarten.

(f)	Represents corporate interest expense; does not include interest expense related to non-recourse indebtedness incurred by our special-purpose subsidiaries that is secured by our VOI consumer loans.

(g)
Represents the net change in operating assets and liabilities excluding acquisitions, as computed directly from the statements of cash flows. Vacation Interest cost of sales is included in the net changes in unsold Vacation Interests, net, as presented in the statements of cash flows.

(h)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, "Real-estate Time-Sharing Activities," which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

	($ in thousands)
	(Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net income (loss)	$21,874	$3,573	$59,457	$(2,525)
Plus: Corporate interest expense(a)	7,369	14,105	41,871	72,215
Provision for income taxes	17,374	12,554	50,234	5,777
Depreciation and amortization(b)	7,928	8,273	32,529	28,185
Vacation Interest cost of sales(c)	18,659	11,244	63,499	56,695
Loss on extinguishment of debt(d)	—	2,221	46,807	15,604
Impairments and other non-cash write-offs(b)	187	308	240	1,587
Gain on disposal of assets(b)	(336)	(309)	(265)	(982)
Gain on bargain purchase from business combinations(e)	—	(153)	—	(2,879)
Amortization of loan origination costs(b)	2,338	1,543	8,929	5,419
Amortization of net portfolio premiums (discount)(b)	25	104	(11)	536
Stock-based compensation(f)	4,004	2,038	16,202	40,533
Adjusted EBITDA - Consolidated	$79,422	$55,501	$319,492	$220,165

(a)	Corporate interest expense does not include interest expense related to non-recourse indebtedness incurred by our special-purpose vehicles that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/gains.

(c)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(d)
For the quarter ended December 31, 2013 represents $2.2 million of the unamortized debt discount and debt issuance cost written off upon the redemption of the DROT 2009 Notes on October 13, 2013 using proceeds from borrowings under the Conduit Facility. For the year ended December 31, 2014 represents (i) $30.2 million of redemption premium paid on June 9, 2014 in connection with the redemption of the outstanding Senior Secured Notes using proceeds from the term loan portion of the Senior Credit Facility and (ii) $16.6 million of unamortized debt issuance costs and debt discount written off upon the extinguishment of the Senior Secured Notes, the 2013 Revolving Credit Facility, ILXA Inventory Loan and the Tempus Inventory Loan. For the year ended December 31, 2013 represents (1) $6.1 million of redemption premium paid on August 23, 2013 in connection with the $50.6 million paydown on the Senior Secured Notes and $2.4 million of the unamortized debt discount and debt issuance cost associated with the Senior Secured Notes, (2) $4.9 million of the unamortized debt issuance cost on both the Tempus Acquisition Loan and the PMR Acquisition Loan written off and the additional exit fees paid upon the extinguishment of the Tempus Acquisition Loan and the PMR Acquisition Loan on July 24, 2013 using the proceeds from the IPO and (3) $2.2 million of the unamortized debt discount and debt issuance cost written off upon the redemption of the DROT 2009 Notes on October 13, 2013 using proceeds from borrowings under the Conduit Facility.

(e)
For the quarter and year ended December 31, 2013, represents the amount by which the fair value of the assets acquired net of the liabilities assumed in the PMR Service Companies Acquisition (completed in July 2013) exceeded the purchase price.

(f)	Represents the non-cash charge related to stock-based compensation due to stock options issued in connection with, and since, the consummation of the IPO.

The following tables present a reconciliation of (i) advertising, sales and marketing expense as reported to advertising, sales and marketing expense after excluding non-cash stock-based compensation; (ii) general and administrative expense as reported to general and administrative expense after excluding certain non-cash and one-time items; and (iii) income before provision for income taxes to income before provision for income taxes after excluding non-cash stock-based compensation, cash and non-cash charges from early extinguishment of debt, cash and non-cash charges related to final settlement of FLRX litigation and gain on bargain purchase for the periods presented below. We exclude these non-cash and one-time items because management excludes them from its forecasts and evaluation of our operational performance and because we believe that the U.S. GAAP measures including these items are not indicative of our core operating results.

	($ in thousands)
	(Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Advertising, sales and marketing expense	$82,905	$76,783	$297,095	$258,451
Stock-based compensation	(394)	(155)	(2,198)	(2,105)
Advertising, sales and marketing expense after excluding stock-based compensation	$82,511	$76,628	$294,897	$256,346

	($ in thousands)
	(Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
General and administrative expense	$28,790	$40,313	$102,993	$145,925
Stock-based compensation	(3,171)	(1,655)	(11,701)	(37,044)
Final settlement for the FLRX litigation	—	(10,500)	—	(10,500)
General and administrative expense after excluding certain non-cash and one-time items	$25,619	$28,158	$91,292	$98,381

	($ in thousands)
	(Unaudited)
	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Income before provision for income taxes	$39,248	$16,127	$109,691	$3,252
Stock-based compensation	4,004	2,038	16,202	40,533
Non-cash charge from early extinguishment of debt	—	2,221	16,564	7,502
Non-cash charge from final settlement related to the FLRX litigation	—	5,500	—	5,500
Cash charge from early extinguishment of debt	—	—	30,243	8,102
Cash charge from final settlement related to the FLRX litigation	—	5,000	—	5,000
Gain on bargain purchase	—	(153)	—	(2,879)
Income before provision for income taxes after excluding stock-based compensation, loss from early extinguishment of debt, charges related to final settlement of FLRX litigation, and gain on bargain purchase	$43,252	$30,733	$172,700	$67,010

To properly and prudently evaluate our business, we encourage you to review our U.S. GAAP consolidated financial statements included in this press release, and not to rely on any single financial measure to evaluate our business. The non-U.S. GAAP financial measures included in this press release should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP.

Segment Reporting

The Company presents its results of operations in two segments: (i) Hospitality and Management Services, which includes operations related to the management of resort properties and the Diamond Collections, revenue from its operations of the Clubs and the provision of other services; and (ii) Vacation Interest Sales and Financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of operations by business segment fall completely into one of these business segments, other line items relate to revenues or expenses that are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items (principally corporate interest expense and depreciation and amortization) are not, in management's view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because, historically, management has not allocated these expenses for purposes of evaluating the Company's different operational divisions. Accordingly, these expenses are presented under Corporate and Other.

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Quarters Ended December 31, 2014 and 2013
(In thousands)
(Unaudited)

	Quarter Ended December 31, 2014				Quarter Ended December 31, 2013
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$36,963	$—	$—	$36,963	$34,934	$—	$—	$34,934
Consolidated resort operations	9,581	—	—	9,581	9,047	—	—	9,047
Vacation Interest sales, net of provision of $0, $17,079, $0, $17,079, $0, $14,939, $0 and $14,939, respectively	—	152,924	—	152,924	—	138,798	—	138,798
Interest	—	19,050	338	19,388	—	15,580	305	15,885
Other	1,339	12,167	—	13,506	1,137	11,060	—	12,197
Total revenues	47,883	184,141	338	232,362	45,118	165,438	305	210,861
Costs and Expenses:
Management and member services	9,807	—	—	9,807	9,955	—	—	9,955
Consolidated resort operations	9,747	—	—	9,747	8,164	—	—	8,164
Vacation Interest cost of sales	—	18,659	—	18,659	—	11,244	—	11,244
Advertising, sales and marketing	—	82,905	—	82,905	—	76,783	—	76,783
Vacation Interest carrying cost, net	—	15,729	—	15,729	—	12,206	—	12,206
Loan portfolio	408	2,154	—	2,562	329	1,747	—	2,076
Other operating	—	5,485	—	5,485	—	5,588	—	5,588
General and administrative	—	—	28,790	28,790	—	—	40,313	40,313
Depreciation and amortization	—	—	7,928	7,928	—	—	8,273	8,273
Interest expense	—	4,282	7,369	11,651	—	3,960	14,105	18,065
Loss on extinguishment of debt	—	—	—	—	—	—	2,221	2,221
Impairments and other write-offs	—	—	187	187	—	—	308	308
Gain on disposal of assets	—	—	(336)	(336)	—	—	(309)	(309)
Gain on bargain purchase from business combinations	—	—	—	—	—	—	(153)	(153)
Total costs and expenses	19,962	129,214	43,938	193,114	18,448	111,528	64,758	194,734
Income (loss) before provision for income taxes	27,921	54,927	(43,600)	39,248	26,670	53,910	(64,453)	16,127
Provision for income taxes	—	—	17,374	17,374	—	—	12,554	12,554
Net income (loss)	$27,921	$54,927	$(60,974)	$21,874	$26,670	$53,910	$(77,007)	$3,573

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Years Ended December 31, 2014 and 2013
(In thousands)
(Unaudited)

	Year Ended December 31, 2014				Year Ended December 31, 2013
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$152,201	$—	$—	$152,201	$131,238	$—	$—	$131,238
Consolidated resort operations	38,406	—	—	38,406	35,512	—	—	35,512
Vacation Interest sales, net of provision of $0, $57,202, $0, $57,202, $0, $44,670, $0 and $44,670, respectively	—	532,006	—	532,006	—	464,613	—	464,613
Interest	—	66,849	1,549	68,398	—	55,601	1,443	57,044
Other	8,691	44,864	—	53,555	8,673	32,708	—	41,381
Total revenues	199,298	643,719	1,549	844,566	175,423	552,922	1,443	729,788
Costs and Expenses:
Management and member services	33,184	—	—	33,184	37,907	—	—	37,907
Consolidated resort operations	35,409	—	—	35,409	34,333	—	—	34,333
Vacation Interest cost of sales	—	63,499	—	63,499	—	56,695	—	56,695
Advertising, sales and marketing	—	297,095	—	297,095	—	258,451	—	258,451
Vacation Interest carrying cost, net	—	35,495	—	35,495	—	41,347	—	41,347
Loan portfolio	1,303	7,508	—	8,811	1,111	8,520	—	9,631
Other operating	—	22,135	—	22,135	—	12,106	—	12,106
General and administrative	—	—	102,993	102,993	—	—	145,925	145,925
Depreciation and amortization	—	—	32,529	32,529	—	—	28,185	28,185
Interest expense	—	15,072	41,871	56,943	—	16,411	72,215	88,626
Loss on extinguishment of debt	—	—	46,807	46,807	—	—	15,604	15,604
Impairments and other write-offs	—	—	240	240	—	—	1,587	1,587
Gain on disposal of assets	—	—	(265)	(265)	—	—	(982)	(982)
Gain on bargain purchase from business combinations	—	—	—	—	—	—	(2,879)	(2,879)
Total costs and expenses	69,896	440,804	224,175	734,875	73,351	393,530	259,655	726,536
Income (loss) before provision for income taxes	129,402	202,915	(222,626)	109,691	102,072	159,392	(258,212)	3,252
Provision for income taxes	—	—	50,234	50,234	—	—	5,777	5,777
Net income (loss)	$129,402	$202,915	$(272,860)	$59,457	$102,072	$159,392	$(263,989)	$(2,525)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2014 and 2013
(In thousands, except share data)
(Unaudited)
	2014	2013
Assets:
Cash and cash equivalents	$242,486	$35,945
Cash in escrow and restricted cash	80,914	92,231
Mortgages and contracts receivable, net of allowance of $130,639 and $105,590, respectively	498,662	405,454
Due from related parties, net	51,651	46,262
Other receivables, net	59,821	54,588
Income tax receivable	467	25
Deferred tax asset	423	—
Prepaid expenses and other assets, net	86,439	68,258
Unsold Vacation Interests, net	262,172	298,110
Property and equipment, net	70,871	60,396
Assets held for sale	14,452	10,662
Goodwill	30,632	30,632
Intangible assets, net	178,786	198,632
Total assets	$1,577,776	$1,301,195

Liabilities and Stockholder's Equity:
Accounts payable	$14,084	$14,629
Due to related parties, net	34,768	44,644
Accrued and other liabilities	134,680	117,435
Income taxes payable	108	1,069
Deferred income taxes	47,250	22,404
Deferred revenues	124,997	110,892
Senior Credit Facility, net of unamortized original issue discount of $2,055 and $0, respectively	440,720	—
Senior secured notes, net of unamortized original issue discount of $0 and $6,548, respectively	—	367,892
Securitization notes and Funding Facilities, net of unamortized original issue discount of $156 and $226, respectively	509,208	391,267
Notes payable	4,612	23,150
Total liabilities	1,310,427	1,093,382

Stockholders' equity:
Common stock $0.01 par value per share; authorized - 250,000,000 shares, issued and outstanding - 75,732,088 and 75,458,402 shares, respectively	757	755
Additional paid in capital	482,732	463,194
Accumulated deficit	(180,502)	(239,959)
Accumulated other comprehensive loss	(19,561)	(16,177)
Subtotal	283,426	207,813
Less: Treasury stock at cost	(16,077)	—
Total stockholders' equity	267,349	207,813
Total liabilities and stockholders' equity	$1,577,776	$1,301,195

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Quarters and Years ended December 31, 2014 and 2013
(In thousands)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Operating Activities:
Net income (loss)	$21,874	$3,573	$59,457	$(2,525)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for uncollectible Vacation Interest sales revenue	17,079	14,939	57,202	44,670
Amortization of capitalized financing costs and original issue discounts	1,258	1,472	5,337	7,079
Amortization of capitalized loan origination costs and net portfolio discount	2,363	1,647	8,918	5,955
Depreciation and amortization	7,928	8,273	32,529	28,185
Stock-based compensation	4,004	2,038	16,202	40,533
Non-cash expense related to Alter Ego Suit	—	4,851	—	5,508
Loss on extinguishment of debt	—	2,221	46,807	15,604
Impairments and other write-offs	187	308	240	1,587
Gain on disposal of assets	(336)	(309)	(265)	(982)
Gain on bargain purchase from business combinations	—	(153)	—	(2,879)
Deferred income taxes	(6,037)	11,304	24,424	3,264
Loss on foreign currency exchange	264	30	362	245
Gain on mortgage repurchase	(102)	(40)	(621)	(111)
Unrealized gain on derivative instrument	(181)	—	—	—
Unrealized loss on post-retirement benefit plan	43	113	171	887
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	(53,703)	(44,391)	(158,842)	(128,803)
Due from related parties, net	(3,083)	(2,722)	2,580	(11,568)
Other receivables, net	(26,090)	(21,663)	(5,412)	(5,853)
Prepaid expenses and other assets, net	24,940	21,534	(16,823)	(6,534)
Unsold Vacation Interests, net	12,942	(355)	22,784	7,131
Accounts payable	(1,472)	(3,895)	(288)	(6,446)
Due to related parties, net	(23,036)	(38,199)	(8,413)	(20,842)
Accrued and other liabilities	28,772	18,395	17,628	13,119
Income taxes payable	(1,538)	(30)	(1,402)	1,247
Deferred revenues	35,478	21,503	15,483	14,272
Net cash provided by operating activities	41,554	444	118,058	2,743

Investing activities:
Property and equipment capital expenditures	(4,048)	(2,400)	(17,950)	(15,150)
(Adjustment to) cash acquired in connection with the Island One Acquisition	—	(156)	—	569
Purchase of assets in connection with the PMR Service Companies Acquisition, net of cash acquired of $0, $0, $0, and $0, respectively	—	341	—	(47,417)
Proceeds from sale of assets	586	933	850	3,933
Net cash used in investing activities	$(3,462)	$(1,282)	$(17,100)	$(58,065)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued
For the Quarters and Years ended December 31, 2014 and 2013
(In thousands)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Financing activities:
Changes in cash in escrow and restricted cash	$(11,267)	$(31,077)	$11,194	$(48,637)
Proceeds from issuance of Senior Credit Facility	—	—	442,775	—
Proceeds from issuance of 2013 Revolving Credit Facility	—	—	—	15,000
Proceeds from issuance of securitization notes and Funding Facilities	260,000	286,804	466,325	552,677
Proceeds from issuance of notes payable	—	1,475	1,113	5,357
Payments on Senior Credit Facility	(1,113)	—	(2,225)	—
Payments on 2013 Revolving Credit Facility	—	(15,000)	—	(15,000)
Payments on senior secured notes, including redemption premium	—	—	(404,683)	(56,628)
Payments on securitization notes and Funding Facilities	(202,248)	(225,888)	(348,454)	(427,472)
Payments on notes payable	(2,227)	(5,388)	(30,721)	(137,220)
Payments of debt issuance costs	(4,804)	(3,833)	(15,852)	(9,996)
Proceeds from issuance of common and preferred stock, net of related costs	—	(373)	—	204,332
Repurchase of outstanding warrants	—	—	—	(10,346)
Purchase of treasury stock	(16,077)	—	(16,077)	—
Payments related to early extinguishment of notes payable	—	—	—	(2,034)
Proceeds from exercise of stock options	1,046	—	3,355	—
Net cash provided by financing activities	23,310	6,720	106,750	70,033

Net increase in cash and cash equivalents	61,402	5,882	207,708	14,711
Effect of changes in exchange rates on cash and cash equivalents	(839)	187	(1,167)	173
Cash and cash equivalents, beginning of period	181,923	29,876	35,945	21,061
Cash and cash equivalents, end of period	$242,486	$35,945	$242,486	$35,945

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest paid on corporate indebtedness	$6,331	$1,030	$55,208	$62,956
Cash interest paid on securitization notes and funding facilities	$4,254	$4,096	$15,068	$16,597
Cash paid for taxes, net of cash tax refunds	$1,082	$1,257	$3,094	$1,245

Purchase of assets in connection with the Island One Acquisition:
Fair value of assets acquired based on valuation reports	$—	$—	$—	$81,281
Goodwill acquired	—	—	—	30,632
Cash paid	—	—	—	569
DRII common stock issued	—	—	—	(73,307)
Deferred tax liability	—	—	—	(17,403)
Liabilities assumed	$—	$—	$—	$21,772

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued
For the Quarters and Years ended December 31, 2014 and 2013
(In thousands)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Purchase of assets in connection with the PMR Service Companies Acquisition:
Fair value of assets acquired based on valuation reports	$—	$—	$—	$52,554
Gain on bargain purchase recognized	—	—	—	(2,879)
Cash paid	—	—	—	(47,417)
Deferred tax liability	—	—	—	(1,737)
Liabilities assumed	$—	$—	$—	$521

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$4,426	$3,658	$10,599	$11,480
Unsold Vacation Interests, net reclassified to assets held for sale	$(3)	$3,603	$4,254	$9,758
Unsold Vacation Interests, net reclassified to property and equipment	$(85)	$—	$5,995	$—
Assets held for sale reclassified to unsold Vacation Interests, net	$—	$4,000	$—	$—
Assets to be disposed but not actively marketed (prepaid expenses and other assets) reclassified to property and equipment	$(3)	$—	$269	$—
Information technology software and support financed through issuance of notes payable	$—	$—	$472	$—